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                           ARTICLES OF INCORPORATION

                                       OF

                         MILKY WAY COMMUNICATIONS, INC.

FIRST:      The name of this Corporation shall be Milky Way Communications, Inc.

SECOND: The purpose for which this Corporation is formed is to acquire, construct, own, and manage a cellular telecommunications system for the Panama City Florida MSA and to engage in the transactions of any or all lawful business for which corporations may be incorporated under the Florida General Corporation Act.

THIRD: The maximum number of shares which the Corporation is authorized to have outstanding is one hundred (100) all of which shall be common shares without par value.

FOURTH:     The name and street address of the initial registered agent is:

            Brian O'Neill
            261 Hannover Circle
            Panama City, Florida 32404

FIFTH:      The name and address of the incorporator is:

            Thomas Gutierres
            Lakes, McGowen, Hace & Gutierres
            1819 N. Street, N.W.
            Suite 700
            Washington D.C. 20006

SIXTH: The holders of shares of the Corporation shall, upon the offering or sale of shares, have the right, during a reasonable time and on reasonable terms fixed by the directors, to purchase such shares in proportion to
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            their respective holdings of such shares, at the price per share fixed by the board of directors for such offering or sale.

SEVENTH: The amount of capital with which the Corporation will begin business will not be less than Five Hundred Dollars ($500.00).

EIGHTH: Each director and each officer (and his heirs, executors and administrators) shall be indemnified by the Corporation against expenses reasonably incurred by him in connection with any claim, action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Corporation, or of any other corporation of which the Corporation is a shareholder or creditor and from which he is not entitled to be indemnified (whether or not he continues to be a director or officer at the time of incurring such expenses), except in respect to matters as to which he shall be finally adjudged in such action, claim, suit or proceeding to be liable for negligence or misconduct in the performance of his or her duties. In the event of a settlement of any such claim, action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other
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            rights to which he may be entitled. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment under this Article, or in refusing to do so in reliance upon the advice of counsel.

NINTH: Each officer, director or member of any committee designated by the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the corporation by any of its officials, by an independent public account, by an appraiser selected with reasonable care by the Board of Directors or by any such committee or in relying in good faith upon other records of the Corporation.

TENTH: A director or officer of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent or otherwise; and any transaction, contract, or act of the corporation shall not be void or voidable or be in any way affected or invalidated by reason of the fact that any director or officer or any firm of which such director or officer is a member or any corporation of which such director or officer is a shareholder, director or officer, is in any way interested in such transaction, contract or act; provided, however, that the fact that such director, officer, firm or corporation is so interested shall be [ILLEGIBLE] or
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            shall be known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such transaction, contract or act shall be taken; any such director or officer shall not be held accountable or responsible to the Corporation, or for any gains or profits realized by him by reason of the fact that he or any firm of which he is a member, or any Corporation of which he is a shareholder, officer or director, is interested in such transaction, contract or act. Any such director or officer, if such officer is a director, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize or take action in respect of any such transaction, contract or act, and may vote thereof to authorize, ratify or approve any such transaction, contract or act, with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a shareholder, officer or director, were not interested in such transaction, contract or act.

      IN WITNESS WHEREOF, I have hereunto subscribed by name this 1st day of December, 1987.

                                                /s/ THOMAS [ILLEGIBLE]
                                                --------------------------------
                                                THOMAS [ILLEGIBLE]
                                                INCORPORATOR